EXHIBIT 21

                              LIST OF SUBSIDIARIES
                              --------------------

NetNation Communications Inc., a company incorporated under the laws of the Province of British Columbia, Canada, is wholly owned subsidiary of NetNation.

NetNation Communications (USA) Inc., a company incorporated under the laws of the State of Delaware, is wholly owned subsidiary of NetNation.

DomainPeople Inc., a company incorporated under the laws of the State of Delaware, is wholly owned subsidiary of NetNation.


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